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                                                       EXHIBIT 10.34



                 AMENDMENT NO. 1 TO THE FIBREBOARD CORPORATION
                         LONG-TERM EQUITY INCENTIVE PLAN


     1. Article 3 of the Fibreboard Corporation Long-Term Equity Incentive Plan (the "Plan") has been amended to read as follows:

          "The number of Phantom Stock Units that may be awarded under the Plan in any fiscal year of the Company shall not exceed 300,000, and any available Phantom Stock Units that were not used in a fiscal year shall be carried over and be available for additional Awards in any subsequent fiscal year. The limitation of this
          Article 3 shall be subject to adjustment pursuant to Article 6. If Phantom Stock Units are forfeited or terminate for any other reason, then such Phantom Stock Units shall again become available for Awards under the Plan."

     2. All other terms and provisions of the Plan shall remain in full force and effect.


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